Exhibit 107.1

424(b)(5)

(Form Type)

Diageo Capital plc

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate offering price of fixed rate notes being offered pursuant to the Prospectus Supplement dated October 2, 2023 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated February 23, 2023, as amended (together with the Prospectus Supplement, the “Prospectus”) is $1,700,000,000 (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on October 4, 2023, is the final prospectus relating to the Offering.